                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                            Mercantile Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    001-32434
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

----------------------------
CUSIP No.  001-32434       -
----------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           Rolla Dean Phillips
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [   ]
           (b) [ X ]
           (See Instructions)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
--------------------------- ----- ----------------------------------------------
                          -   5    SOLE VOTING POWER
                          -        292,390
      NUMBER OF           - ----- ----------------------------------------------
       SHARES             -   6    SHARED VOTING POWER
    BENEFICIALLY          -        0
    OWNED BY EACH         - ----- ----------------------------------------------
      REPORTING           -   7    SOLE DISPOSITIVE POWER
       PERSON             -        292,390
        WITH:             - ----- ----------------------------------------------
                          -   8    SHARED DISPOSITIVE POWER
                          -        0
--------------------------- ----- ----------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           292,390
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES (See Instructions) [   ]
           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           15.0%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
---------- ---------------------------------------------------------------------

Item 1.

          (a)  Mercantile Bancorp, Inc.

          (b)  440 Maine Street, Quincy, IL 62301

Item 2.

          (a)  Rolla Dean Phillips

          (b)  524 North 30th Street, Quincy, IL 62301

          (c)  U.S.A.

          (d)  Common Shares

          (e)  001-32434

Item 3.  If  this   statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
         240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable

Item 4. Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 292,390

          (b)  Percent of class: 15.0%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 292,390

               (ii) Shared power to vote or direct the vote: 0

               (iii) Sole  power to dispose  or to direct  the  disposition  of:
                     292,390

               (iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class.

     If this  statement  is being  filed to report  the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8. Identification and Classification of Members of the Group.

         Not Applicable

Item 9. Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         Not Applicable

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Dated:  February 9, 2006

                                       /s/ Rolla Dean Phillips
                                       -----------------------------------------
                                       Rolla Dean Phillips